Virtus ETF Trust II 485BPOS

Exhibit 99(g)(3)

AMENDMENT
TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated January 19, 2021 with effect as of December 1, 2020 (“Effective Date”) is by and between Virtus ETF Trust II (the “Trust”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Custody Agreement dated as of July 16, 2015, as amended (the “Agreement”) relating to BNY Mellon’s provision of custody services.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Article IX Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.    (a) This Agreement shall continue through and expire on December 1, 2024 (the “Initial Term”).

(b)    Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years (each a “Renewal Term”), unless the Trust has given written notice to Custodian of its intent not to renew and such notice has been received by Custodian not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term or Custodian has given written notice to the Trust of its intent not to renew and such notice has been received by the Trust not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

(c)     In the event of termination, all reasonable actual expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Trust and paid to Custodian prior to any such conversion.

(d)   If the Trust or Custodian materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non- Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non- Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term or a Renewal Term. In all cases, termination by the Non- Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)  Upon termination hereof, the Trust will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. BNY Mellon will follow such reasonable Instructions as the Trust issues concerning the transfer of custody of records, assets and other items; provided that (a) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any assets remain in any account after termination, BNY Mellon may deliver to the Trust such assets.

2.	Article IX Section 2 of the Agreement is hereby deleted and replaced with the following:

2.       RESERVED.

3.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS ETF TRUST II
On behalf of its Series identified on Schedule II to the Agreement

By:	/s/ William J. Smalley
Name:	William J. Smalley
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	Relationship Manager